SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Community Financial Shares, Inc.
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[LETTERHEAD OF COMMUNITY FINANCIAL SHARES, INC.]

December 3, 2012

Dear Fellow Shareholder:

By now you should have received the package of materials relating to the consent solicitation statement seeking your consent to approve amendments to the Company’s Certificate of Incorporation. As previously disclosed, on November 13, 2012, the Company entered into a Securities Purchase Agreement with certain accredited investors and members of the Company’s Board of Directors and executive management pursuant to which the Company will raise between $24.0 million and $29.4 million in gross proceeds in a private placement transaction with the investors and a registered rights offering to existing shareholders.

We need to emphasize that the transactions contemplated by the Securities Purchase Agreement cannot be consummated unless the Company’s shareholders approve the proposed amendments to the Company’s Certificate of Incorporation set forth in the consent solicitation materials. The Board of Directors believes that the completion of the transaction is imperative for the Bank to meet the capital level requirements of the consent order, address any future additional asset quality challenges that may arise, and to take advantage of market opportunities to grow the Company. The process that led to the investors’ agreement to invest $24.0 million in the Company has been a long and difficult process and there are serious implications that would arise if the Company is unable to consummate the transaction. Primarily, we may not be able to sustain further deterioration in our financial condition or continue as a going concern due to diminished financial resources. In addition we could possibly face additional adverse regulatory actions if we are unable to meet the capital requirements and other conditions outlined in our regulatory consent order.

Again, although the amendments to the Certificate of Incorporation have been unanimously approved and recommended by the Company’s Board of Directors, they must also be approved by a majority of our outstanding shares of common stock as of the November 16, 2012 record date. The amendments will be approved once we have received consents to approve the amendments from shareholders representing a majority of the outstanding shares of common stock.

Your consent is important regardless of the number of shares of stock that you hold. If your shares of Common Stock are registered in your name and you consent to the approval of the proposed amendments, please submit your consent via the Internet (through cfs.ilstk.com) or telephone (800-555-8140) or mark the “CONSENT” box on the written consent form included with the original mailing to vote in favor of the proposed amendments to the Certificate of Incorporation. If voting by mail, please complete, date, sign, and return your consent form by December 12, 2012. If your shares of Common Stock are held in the name of a brokerage firm, bank, dealer, trust company or other nominee, you should follow the instructions included in the materials that you have received or contact the person responsible for your account and give instructions to consent to the proposals on your behalf. We encourage you to contact our solicitor, AST Phoenix Advisors, at 866-721-1324 for assistance with submitting your consent.

We apologize for any perceived lack of communication during this process. Unfortunately, as a public company, we were and remain under very strict restrictions as to what we were able to say publicly. However, the consent solicitation materials you previously received from us contain detailed information regarding the transaction, and we are available to answer questions you may have concerning the information contained in those materials.

Following the private placement offering and rights offering process, we will contact you with information on our regular annual shareholders meeting. Thank you once again for your patience as we continue to address these important matters.

/s/ Scott W. Hamer	/s/ Donald H. Fischer

Scott W. Hamer	Donald H. Fischer
President and Chief Executive Officer	Chairman of the Board of Directors